FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-03

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)
Subject: Fwd:***NEW ISSUE CMBS: WFCM 2014-LC18 PUBLIC *IO PRICE GUIDANCE*

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2014-LC18 - PUBLIC NEW ISSUE
**IO PRICE GUIDANCE** $979.097 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES
CO-MANAGERS: DEUTSCHE BANK SECURITIES, BARCLAYS CAPITAL

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/KBRA/MDY	SIZE($MM)	~PROCEEDS	PRICE GUIDANCE
X-A	AAA(sf)/AAA(sf)/NR	893.710	~74.7MM	+175A
X-B	AAA(sf)/AAA(sf)/NR	162.234	~ 5.8MM	+200A

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE: $1,138,484,364
NUMBER OF LOANS: 99
NUMBER OF PROPERTIES: 117
WA CUT-OFF LTV: 63.3%
WA BALLOON LTV: 54.9%
WA U/W NCF DSCR: 2.10x
WA U/W NOI DEBT YIELD: 12.9%
WA MORTGAGE RATE: 4.444%
TOP TEN LOANS %: 36.2%
WA TERM TO MATURITY (MOS): 114
WA AMORTIZATION TERM (MOS): 353
WA SEASONING (MOS): 0

LOAN SELLERS: LCF (36.2%), WFB (32.7%), RBS (14.9%),
LIG I (5.8%), NCB,FSB (5.4%), WDCPF (5.1%)

TOP 5 PROPERTY TYPES: RETAIL (26.7%), HOSPITALITY (20.7%), OFFICE (12.1%),
INDUSTRIAL (11.4%), MULTIFAMILY (10.1%)

TOP 5 STATES: CA (9.8%), TX(9.7%), VA (8.9%),
HI (7.4%), MI (6.8%)

MASTER SERVICERS: WELLS FARGO BANK, NATIONAL ASSOCIATION AND NCB,FSB
SPECIAL SERVICERS: RIALTO CAPITAL ADVISORS, LLC AND NCB,FSB
SUBORDINATE CLASS REP: RREF II CMBS AIV, LP or another affiliate of
Rialto Capital Advisors, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1: AVAILABLE
PRELIMINARY FWP: AVAILABLE
PRESALE REPORTS: MON, 12/8 - TUES, 12/9
ANTICIPATED PRICING: EARLY WEEK OF DECEMBER 15
ANTICIPATED SETTLEMENT: DECEMBER 30, 2014

ROADSHOW
NEW YORK 1x1's: MON, 12/8
HARTFORD, BREAKFAST: TUES, 12/9 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH: TUES, 12/9 @ 12:00PM ET, THE LANGHAM
MINNEAPOLIS, BREAKFAST: TUES, 12/9 @ 7:30AM CT, GRAND HOTEL MINNEAPOLIS
CONFERENCE CALLS: UPON DEMAND

GLOBAL INVESTOR CALL:
PRE-RECORDED: WWW.NETROADSHOW.COM
REVIEW CODE : WFLC18 (not case-sensitive)
DIRECT LINK : http://www.netroadshow.com/nrs/wp/default.html?show=4E84e5

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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If  this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.